EXHIBIT 99.1

PRESS RELEASE
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FOR IMMEDIATE RELEASE Investor and Press Contact: Brian K. Finneran Executive Vice President & Chief Financial Officer (631) 208-2400	4 West Second Street Riverhead, NY 11901 (631) 208-2400 (Voice) - (631) 727-3214 (FAX) invest@suffolkbancorp.com

SUFFOLK BANCORP ANNOUNCES
RETIREMENT OF FRANK D. FILIPO AS CHIEF OPERATING OFFICER
AND PROMOTION OF ANITA J. NIGREL TO CHIEF RETAIL OFFICER

(Riverhead, New York, July 6, 2015) — Suffolk Bancorp (the "Company") (NASDAQ - SUBK), parent company of Suffolk County National Bank (the "Bank"), today announced that effective Friday, July 3, 2015, Frank D. Filipo retired as Executive Vice President and Chief Operating Officer of the Company and the Bank.  Mr. Filipo has served as Executive Vice President of the Company and the Bank since 2003 and was responsible for the Retail Banking Division since 2001.

The Company also announced that it has promoted Anita J. Nigrel to Executive Vice President and Chief Retail Officer to succeed Mr. Filipo.

President and CEO Howard C. Bluver stated: "It is with very mixed emotions that I congratulate Frank on his retirement. In the 17 years Frank has been with us, there is simply no one who has done more to preserve and grow the core deposit franchise that is our shining jewel. During his tenure, Frank's most important role has been to run our branch system, grow our deposit base, and preserve our extraordinarily low cost of funds. His success in accomplishing all of this leaves the Bank in a great position and I am very grateful to him. I wish Frank nothing but the best in retirement, although I know he will remain a great friend to all of us at the Bank and will be available for advice and consultation whenever it is needed.

I am also grateful to Frank for providing me with two years advance notice of his retirement, so we could plan a smooth transition together. In that regard, I couldn't be more pleased to announce the promotion of Anita J. Nigrel to Executive Vice President and Chief Retail Officer. Anita has been with the Bank for 25 years and, among her many duties, she has been responsible for branch operations for over a decade. Accordingly, there is no one who is more ready, willing and able to take control of our branch system and continue the important work of preserving and growing our core deposit franchise. Anita is universally respected throughout our organization, as well as in the community banking world within our marketplace, and I know we will not miss a beat with Anita in charge. I look forward to working closely with her in the years to come."

Corporate Information
Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York and Suffolk Bancorp's wholly owned subsidiary.  Organized in 1890, the Bank has 27 branch offices in Nassau, Suffolk and Queens Counties, New York.  For more information about the Bank and its products and services, please visit www.scnb.com.